Exhibit 10.2

URANIUM RESOURCES, INC.
405 State Highway Bypass 121,
Building A, Suite 110
Lewisville, TX  75067

September 3, 2009

D. C. Ewigleben

Dear Don:

This letter is provided for the purpose of stating the terms of your employment with Uranium Resources Inc., (URI) its subsidiaries, related companies or its successor in interest collectively referred to herein as URI.  The terms include provisions regarding any applicable bonus under regular compensation programs or special bonus arrangements.

1.  Position: President, CEO & COO

2.  Annual Salary: $350,000 payable in 26 installments.

3.  Sign On Bonus: 100,000 RSU’s - Granted on commencement of employment, vesting on the six month anniversary of the commencement of employment.

4.  Performance Based Annual Cash Incentive Compensation – An annual cash bonus target of 60% of the base annual salary will be included as part of the annual compensation for this position. The performance based annual cash bonus is awarded at the discretion of the compensation committee of the Board of Directors and will be based on annual performance objectives. Additionally, and at the discretion of the compensation committee of the Board of Directors a performance based non-cash bonus equal to an amount up to 40% of the base annual salary may be paid in 60 day vesting RSU’s for performance above and beyond the annual performance objectives.

5.  Long Term Performance Based Incentive Compensation – Granted on the commencement of employment will be 300,000 RSU’s vesting over a three-year period in equal one-third amounts based on long term performance metrics as follows:

  Stock price performance relative to peer group as defined in company proxy.
  Maintaining a “best in class” safety environment for all employees.
  Achieving an environmental performance record in full compliance with Federal, State and local standards.
  Delivery of a strategic plan that becomes adopted by the Board of Directors.
  Successfully completing a financing that avoids a “going concern” issue.

The performance metrics will each have a 20% weighting and each is subject to an all or nothing threshold except for the stock price performance metric which is subject to a 90% threshold.

6.   Stock Ownership Target – Three times the amount of the annual salary within five       years.

7.  Term of Employment – A two-year employment contract.

8.  Termination of Employment Other than by Voluntary Resignation, Retirement or for Good and Sufficient Cause.

If your employment with URI or any affiliate is terminated for any reason other than your voluntary resignation, retirement or good and sufficient cause URI will:

(a)  Pay to you, in lieu of notice required or permitted under applicable law, an amount equal to one year’s annual salary plus bonus at guideline without regard to the attainment of any specific performance objectives.

(b)  Continue health insurance coverage under URI’s benefit plan(s) for one year from the date of your termination without any requirement for you to pay a premium for the coverage.

(c)  Allow you to exercise all outstanding options to acquire shares under any incentive share plan within 90 days of your termination.

(d)  Advance forward the vesting date to any RSU’s to the date of termination.

Notwithstanding the foregoing, URI shall not be deemed to have terminated your services if you have reached the normal retirement age of 65, and URI has provided written notice that it no longer wishes to retain your services.

As used herein, voluntary resignation does not include circumstances causing you to voluntarily resign for good reason as defined below:

(a)  The assignment by URI or its successor in interest to you of any duties inconsistent with your position, title, office, duties, responsibilities, status and reporting line of authority.

(b)  The reduction in or removal from your position of any duties, responsibilities or status.

(c)  A reduction in your base salary not associated with a proportionate reduction of salary for all executives of URI or its successor in interest.

(d)  A requirement by URI or its successor in interest that you be based anywhere other than within a 50-mile radius of your assigned home location as of this writing, except for required business travel to an extent substantially consistent with your present business travel obligations.

(e)  The failure of URI or its successor in interest to continue in effect, or change your participation or benefits under any bonus or incentive compensation plan; any employee benefit plan; any qualified Section 401 plan; any stock option plan or other equity incentive plan; any life, health, accident, disability or similar plan providing benefits, the effect of which would be to materially reduce your benefits under such plans.

(f)  The failure of URI or its successor in interest to provide you with the number of paid vacation days to which you are entitled as of this writing.

In any case where you voluntarily resign for good reason in accordance with the provisions stated above, your good faith determination that you had good reason shall be conclusive.

As used herein, good and sufficient cause means any material act of fraud or dishonesty, or conviction of a felony involving moral turpitude or your knowingly engaging in acts seriously detrimental to the operations of URI.

9.     Change of Control - In the event of a change of control in URI and your resignation for good reason as provided in Section 8, you will be entitled to two years salary plus bonus at guideline without regard to the attainment of any specific performance objectives and the cost of all COBRA payments up to a maximum of 12 months to remain on the applicable medical and dental plans.  Change of control is defined as any event that occurs in which any of two of the following results:

1.  A non-holding entity at the time of commencement of employment obtains and controls 30 percent of the outstanding shares of URI,

2.  A majority of the members of the URI Board of Directors as of the time of commencement of employment are replaced, or

3.  The Executive Chairman, the Compensation Committee Chairman or the Auditing Committee Chairman who are Directors of the Board of URI are replaced.

This change of control will also result in the immediate vesting of all RSU’s held by you and the ability for you to exercise options in accordance with any incentive share plan within 90 days of the date of the change of control.

10.  Tax Implications - Notwithstanding the foregoing provisions herein, if the amount payable to you, pursuant to the terms hereof should constitute a parachute payment as defined in Section 280 G of the Internal Revenue Code of the United States (Code), the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by, or the disallowance of a deduction under, applicable provisions of the Code.

11. Benefits - During your employment, you will be eligible for the continuation of the following benefits:

a)  Employee Capital Accumulation Plan – 401(k): The employer contribution shall be made in accordance with the Plan and the employee contribution shall be subject to the annual maximum contribution allowed by law.

b)  Medical and Dental Coverage - Coverage will be in accordance with the applicable Plan provisions. This is primary coverage for your eligible dependants resident in the United States.

c)  Insurance - Coverage in accordance with the applicable Plan provisions for directors and officers, life insurance, supplemental life insurance, dependent life insurance, accidental death and dismemberment insurance and long-term disability.  You will be responsible for the employee-paid portions for these coverages.

d)  Vacation and Holidays - Vacation, holidays and any other benefits shall be as provided as currently available to existing company officers.

12.  Notice Period - Notice for the termination of employment shall be given by either party providing to the other two weeks written notice unless a different notice period is agreed between you and URI in which case that notice period will apply.

13.  Accommodations – URI will meet reasonable furnished accommodation expenses for yourself for up to twelve months after your arrival in any city identified by the Board of Directors other than Denver, CO in order to give the company time to determine the permanent location of the company headquarters.  Upon a determination by the Board of Directors that a city other than Denver, CO will become the permanent headquarters of the company consideration of relocation expenses will be made by the Board of Directors.

14.   Applicable Law and “At Will” Basis of Employment - The laws of the United   States and the State of Colorado shall govern the employment relationship between you and URI. Notwithstanding anything in this letter, or any other document  pertaining to your employment with URI, your employment remains on an “at will” basis meaning that you or URI may terminate your employment at any time, with or without cause.

15.  Definitive Agreement.  The foregoing will be set forth in a definitive agreement following the date hereof.

Very truly yours,	Accepted

/s/ Paul K. Willmott	/s/ D.C. Ewigleben
Paul K. Willmott	D.C. Ewigleben
Executive Chairman